Exhibit 99.1

Assertio Reports First Quarter 2024 Financial Results

First Quarter Net Product Sales of $31.9 Million

Rolvedon Growth Continues, with $14.5 million in Net Product Sales

$7.5 Million in Cash Flow from Operations Increases Cash to $80.7 Million

LAKE FOREST, IL. – May 6, 2024 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a pharmaceutical company with comprehensive commercial capabilities offering differentiated products to patients, today reported financial results for the first quarter ended March 31, 2024.

“We are pleased to report a strong first quarter as our team continues to diligently execute our business plan and seeks to grow Assertio for the benefit of our stockholders,” said Heather Mason, interim Chief Executive Officer. “Rolvedon generated its fifth consecutive quarter of demand growth since launch, driven by continued market penetration in the clinic setting. Additionally, we completed enrollment of Rolvedon’s same-day dosing trial, and expect the data readout by year-end, providing a potential opportunity for differentiation through medical society guidelines. We remain committed to our lean promotion platform and steadfast in our business development efforts as we work to secure additional new assets to fuel both sales growth and incremental cash flow generation.”

“We are reiterating our guidance for 2024, calling for net product sales of $110 million to $125 million and adjusted EBITDA1 of $20 million to $30 million,” concluded Mason.

Financial Highlights (unaudited):

	Three Months Ended
(in millions, except per share amounts)	March 31, 2024	December 31, 2023	March 31, 2023
Net Product Sales (GAAP)	$31.9	$32.5	$41.8
Net Loss (GAAP)	$(4.5)	$(57.4)	$(3.5)
Loss Per Share (GAAP)	$(0.05)	$(0.61)	$(0.07)
Adjusted EBITDA (Non-GAAP)[2]	$7.4	$4.5	$25.6
Adjusted Earnings Per Share (Non-GAAP)[2]	$0.04	$0.11	$0.29

First quarter results included the following highlights (our discussion below focuses on a comparison of first quarter 2024 to fourth 2023 given the acquisition of Spectrum and the generic competition of Indocin in third quarter 2023):

~~▪~~Rolvedon net product sales increased to $14.5 million in the first quarter 2024, from $11.0 million in the fourth quarter 2023, (the first full quarter of Rolvedon sales at Assertio) driven by volume growth.
▪Indocin net product sales in the first quarter 2024 were $8.7 million, decreased from $10.8 million in the fourth quarter 2023, driven by generic competition that affected both volume and pricing.
•Gross margin3 in the first quarter 2024 was 65% and included $4.1 million of amortization of Rolvedon purchase accounting inventory step-up amortization. Excluding step-up amortization, gross margin in the first quarter was 78% compared to 79% in fourth quarter 2023.
•SG&A expense in the first quarter 2024 was $18.5 million, decreased from $24.0 million in the fourth quarter 2023, benefiting from actions the Company has taken to reduce and align expenses to its current portfolio.
•Adjusted EBITDA was $7.4 million in the first quarter 2024, increased from $4.5 million in the fourth quarter 2023, primarily due to the impact of lower SG&A expense.
1 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Loss.
2 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.
3 Gross margin represents the ratio of net product sales less cost of sales to net product sales.

Balance Sheet and Cash Flow

•Assertio generated approximately $7.5 million in cash flow from operations in the first quarter of 2024.
•For the quarter ended March 31, 2024, cash and cash equivalents totaled $80.7 million,
•Convertible debt outstanding principal balance at March 31, 2024 was $40 million and does not mature until September 2027.

2024 Full Year Financial Guidance

Assertio reiterated its 2024 operating guidance as announced on March 11, 2024:

Net Product Sales (GAAP)	$110.0 Million to $125.0 Million
Adjusted EBITDA (Non-GAAP)[4]	$20.0 Million to $30.0 Million

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call to discuss its first quarter 2024 financial results today:

Date:	Monday, May 6, 2024
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-307-1963, Conference ID 4502314

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a commercial pharmaceutical company with comprehensive commercial capabilities offering differentiated products to patients. We have built our commercial portfolio through acquisition or licensing of approved products. Our commercial capabilities include marketing through both a sales force and a non-personal promotion model, market access through payor contracting, and trade and distribution. To learn more about Assertio, visit www.assertiotx.com.

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

4 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Loss.

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology including such as “anticipate,” “approximate”, “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales of Rolvedon and the commercial success and market acceptance of Rolvedon and Assertio’s other products; Assertio’s ability to successfully develop and execute its sales, marketing and promotion strategies using its sales force and non-personal promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products (including indomethacin suppositories compounded by hospitals and other institutions including a 503B compounder which we believe to be violation of certain provisions of the Food, Drug and Cosmetic Act); the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products (which are not patent protected and now face generic competition as a result of the August 2023 approval and launch of generic indomethacin suppositories and January 2024 approval and subsequent launch of a generic indomethacin oral suspension product); risks that any new businesses will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer and/or cost more to realize than expected; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to attract and retain executive leadership and key employees, including in connection with our ongoing search for a permanent CEO; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any litigation or government investigations, including pending and potential future shareholder litigation relating to the Spectrum Merger and/or the recent approval and launch of generic indomethacin suppositories, antitrust litigation, opioid-related government investigations and opioid-related litigation, as well as Spectrum’s legacy shareholder and other litigation and, and other disputes and litigation, and the costs and expenses associated therewith; Assertio’s financial cost and outcomes of clinical trials, including the extent to which data from the Rolvedon same-day dosing trial, if and when completed, may support ongoing commercialization efforts; Assertio’s compliance with legal and regulatory requirements related to the development or promotion of its products; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share, particularly in light of Assertio’s stock trading below or only slight above $1.00 per share recently; and Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

This release also includes estimated full-year non-GAAP adjusted EBITDA information, which the Company believes enables investors to better understand the anticipated performance of the business, but should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. No reconciliation of estimated non-GAAP adjusted EBITDA to estimated net income is provided in this release because some of the information necessary for estimated net income such as income taxes, fair value change in contingent consideration, and stock-based compensation is not yet ascertainable or accessible and the Company is unable to quantify these amounts that would be required to be included in estimated net income without unreasonable efforts.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains, losses or impairments from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Revenues:
Product sales, net	$31,862	$32,462	$41,769
Royalties and milestones	586	523	697
Total revenues	32,448	32,985	42,466
Costs and expenses:
Cost of sales	11,177	9,721	5,467
Research and development expenses	733	1,024	—
Selling, general and administrative expenses	18,524	23,958	16,904
Change in fair value of contingent consideration	—	(17,414)	9,167
Amortization of intangible assets	5,631	4,775	6,284
Loss on impairment of intangible assets	—	40,808	—
Restructuring charges	720	2,442	—
Total costs and expenses	36,785	65,314	37,822
(Loss) income from operations	(4,337)	(32,329)	4,644
Other (expense) income:
Debt-related expenses	—	—	(9,918)
Interest expense	(757)	(755)	(1,122)
Other gain	716	1,179	802
Total other expense (income)	(41)	424	(10,238)
Net loss before income taxes	(4,378)	(31,905)	(5,594)
Income tax (expense) benefit	(132)	(25,479)	2,110
Net loss and comprehensive loss	$(4,510)	$(57,384)	$(3,484)

Basic and diluted net loss per share	$(0.05)	$(0.61)	$(0.07)
Shares used in computing basic and diluted net loss per share	94,980	94,669	51,005

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(unaudited)
	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$80,743	$73,441
Accounts receivable, net	42,610	47,663
Inventories, net	38,602	37,686
Prepaid and other current assets	10,519	12,272
Total current assets	172,474	171,062
Property and equipment, net	704	770
Intangible assets, net	105,701	111,332
Other long-term assets	3,086	3,255
Total assets	$281,965	$286,419
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,650	$13,439
Accrued rebates, returns and discounts	57,870	58,137
Accrued liabilities	15,401	18,213
Contingent consideration, current portion	2,700	2,700
Other current liabilities	823	954
Total current liabilities	92,444	93,443
Long-term debt	38,621	38,514
Other long-term liabilities	16,406	16,459
Total liabilities	147,471	148,416
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 95,115,452 and 94,668,523 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively.	9	9
Additional paid-in capital	790,538	789,537
Accumulated deficit	(656,053)	(651,543)
Total shareholders’ equity	134,494	138,003
Total liabilities and shareholders' equity	$281,965	$286,419

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net loss	$(4,510)	$(3,484)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	5,696	6,484
Amortization of debt issuance costs and Royalty Rights	107	147
Recurring fair value measurements of assets and liabilities	—	9,167
Debt-related expenses	—	9,918
Provisions for inventory and other assets	1,428	1,072
Stock-based compensation	1,207	2,446
Deferred income taxes	—	(1,367)
Changes in assets and liabilities:
Accounts receivable	5,054	(1,109)
Inventories	(2,344)	(3,602)
Prepaid and other assets	1,921	1,824
Accounts payable and other accrued liabilities	(134)	(290)
Accrued rebates, returns and discounts	(267)	2,887
Interest payable	(650)	(1,376)
Net cash provided by operating activities	7,508	22,717
Investing Activities
Purchase of Sympazan	—	(105)
Net cash used in investing activities	—	(105)
Financing Activities
Payments in connection with 2027 Convertible Notes	—	(10,500)
Payment of direct transaction costs related to convertible debt inducement	—	(1,119)
Payment of contingent consideration	—	(6,609)
Payments related to the vesting and settlement of equity awards, net	(206)	(722)
Net cash used in financing activities	(206)	(18,950)
Net increase in cash and cash equivalents	7,302	3,662
Cash and cash equivalents at beginning of year	73,441	64,941
Cash and cash equivalents at end of period	$80,743	$68,603
Supplemental Disclosure of Cash Flow Information
Net cash paid for income taxes	$11	$29
Cash paid for interest	$1,300	$2,351

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023	Financial Statement Classification
GAAP Net Loss	$(4,510)	$(57,384)	$(3,484)
Interest expense	757	755	1,122	Interest expense
Income tax expense (benefit)	132	25,479	(2,110)	Income tax (expense) benefit
Depreciation expense	65	132	200	Selling, general and administrative expenses
Amortization of intangible assets	5,631	4,775	6,284	Amortization of intangible assets
EBITDA (Non-GAAP)	$2,075	(26,243)	$2,012
Adjustments:
Stock-based compensation	1,207	2,642	2,446	Selling, general and administrative expenses
Change in fair value of contingent consideration (1)	—	(17,414)	9,167	Change in fair value of contingent consideration
Debt-related expenses (2)	—	—	9,918	Debt-related expenses
Transaction-related expenses (3)	—	361	2,355	Selling, general and administrative expenses
Loss on impairment of intangible assets (4)	—	40,808	—	Loss on impairment of intangible assets
Restructuring costs(5)	720	2,442	—	Restructuring charges
Other (6)	3,377	1,855	(295)	Multiple
Adjusted EBITDA (Non-GAAP)	$7,379	$4,451	$25,603

(1)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as a benefit or expense in operating expenses until the contingent consideration arrangement is settled.
(2)Debt-related expenses in the three months ended March 31, 2023 consist of an induced conversion expense of approximately $8.8 million and direct transaction costs of approximately $1.1 million incurred as a result of the privately negotiated exchange of $30.0 million principal amount of the Company’s 6.5% Convertible Senior Notes due 2027.
(3)Represents transaction-related expenses associated with the acquisition of Spectrum, which closed effective July 31, 2023.
(4)Represents the loss recognized in the period for the impairment of intangible assets.
(5)Restructuring costs represent non-recurring costs associated with the Company’s announced restructuring plans.
(6)Other for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023 represents the following adjustments (in thousands):

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023	Financial Statement Classification
Amortization of inventory step-up	$4,088	$3,001	$164	Cost of sales
Interest income on cash equivalents	(711)	(690)	(459)	Other gain (loss)
Derivative fair value adjustment	—	(456)	—	Other gain (loss)
Total Other	$3,377	$1,855	$(295)

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(4,510)	$(0.05)	$(57,384)	$(0.61)	$(3,484)	$(0.07)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		566		842
Adjustments:
Amortization of intangible assets	$5,631		4,775		$6,284
Stock-based compensation	1,207		2,642		2,446
Debt-related expenses, net	—		—		9,639
Change in fair value of contingent consideration	—		(17,414)		9,167
Contingent consideration cash payable (3)	—		(2,170)		(2,069)
Transaction-related expenses	—		361		2,355
Loss on impairment of intangible assets	—		40,808		—
Restructuring costs	720		2,442		—
Other	3,377		1,855		(295)
Increase in deferred tax asset valuation allowance (4)	—		33,165		—
Income tax benefit expense, as adjusted (5)	(2,734)		1,877		(4,472)
Adjusted earnings (Non-GAAP)	$3,691	$0.04	$11,523	$0.11	$20,413	$0.29

Diluted shares used in calculation (GAAP)(2)	94,980		94,669		51,005
Add: Dilutive effect of stock-based awards and equivalents(2)	271		325		4,436
Add: Dilutive effect of 2027 Convertible Notes(2)	—		9,768		14,489
Diluted shares used in calculation (Non-GAAP)(2)	95,251		104,762		69,930
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the three months ended March 31, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
For both the three months ended December 31, 2023 and the three months ended March 31, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and potentially dilutive stock-based awards under the treasury-stock method were not included in the computation of GAAP diluted net loss per share, because to do so would be anti-dilutive. However, the Company’s potentially dilutive convertible debt under the if-converted method and the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because their effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)For the three months ended December 31, 2023, represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets.
(5)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.